Exhibit 10.14

Execution Version

MASTER ASSIGNMENT, AGREEMENT AND AMENDMENT NO. 5
TO CREDIT AGREEMENT

This MASTER ASSIGNMENT, AGREEMENT AND AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Agreement”) dated as of December 20, 2012 (the “Effective Date”) is among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), the undersigned subsidiaries of the Borrower as guarantors (the “Guarantors”), the Lenders (as defined below), Wells Fargo Bank, N.A. (“Wells Fargo”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Wells Fargo Bank, N.A., Capital One, National Association, Union Bank, N.A., and Toronto Dominion (New York) LLC (collectively, the “Assignors”), Credit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A. and Comerica Bank (collectively, the “Existing Lender Assignees”) and SunTrust Bank (the “New Lender”, and together with the Existing Lender Assignees, the “Assignees”).

RECITALS

A.                                    The Borrower is party to that certain Credit Agreement dated as of December 31, 2009 among the Borrower, the financial institutions party thereto from time to time as lenders (the “Lenders”) and the Administrative Agent, as heretofore amended (as so amended, the “Credit Agreement”).

B.                                    Pursuant to that certain Purchase and Sale Agreement dated as of November 28, 2012 (as the same may be modified or amended prior to the Effective Date pursuant to amendments or modifications that are not materially adverse to the Lenders unless approved by the Administrative Agent, the “Subject PSA”) by and among the Borrower and Chalker Energy Partners III, LLC and certain other participating owners listed therein (collectively, the “Sellers”), the Borrower has agreed to purchase certain oil and gas properties located in Texas from the Sellers for an aggregate purchase price of $250,000,000, subject to adjustment as set forth therein (the “Subject Assets”; and the acquisition of such Subject Assets pursuant to the Subject PSA and the Reverse 1031 Exchange (as defined below), the “Subject Acquisition”).

C.                                    The Borrower intends to use the purchase of the Subject Assets to effect a reverse like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Reverse 1031 Exchange”) pursuant to which Jones Panhandle Acquisition, LLC, a Delaware limited liability company and a single member, sole purpose entity and wholly owned subsidiary of EPC (as defined below) as the exchange accommodation titleholder (the “Interim Holder”) will purchase the Subject Assets on behalf of the Borrower using proceeds from funds advanced by the Borrower to the Interim Holder, under a secured promissory note issued by the Interim Holder (the “Interim Note”) payable to the order of the Borrower.

D.                                    To partially fund the Interim Note, the Borrower has requested that the Lenders (i) agree to increase the Borrowing Base under the Credit Agreement, and (ii) consent to an increase in the Second Lien Notes.

E.                                     To provide for part of the increase in the Borrowing Base, (i) the New Lender has agreed to become a party to the Credit Agreement pursuant to the terms hereof, and the Assignors wish to assign certain percentages of their rights and obligations under the Credit Agreement as Lenders to the New Lender pursuant to the terms hereof and (ii) the Existing Lender Assignees are agreeing to provide more than their pro rata share of the increase in the Borrowing Base and therefore will take an assignment from the Assignors of certain percentages of their rights and obligations under the Credit Agreement as Lenders pursuant to the terms hereof.

F.                                      The Borrower has also requested that certain provisions of the Credit Agreement be amended as set forth herein in connection with the Subject Acquisition and to accommodate the Reverse 1031 Exchange.

G.                                    After the assignment and assumption of the rights and obligations as set forth herein have been made effective, the parties hereto wish to, subject to the terms and conditions of this Agreement, (i) increase the Borrowing Base and (ii) amend the Credit Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                          Defined Terms.

(a)                                 As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Unless otherwise specifically defined herein, each term defined in the Credit Agreement, as amended hereby, and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, as amended hereby.

(b)                                 In addition, the term “Subject Acquisition Transactions” means, collectively, the Subject Acquisition, the increase in the Borrowing Base contemplated in Section 4 of this Agreement, the Second Lien Increase (as defined in Section 5 below), the borrowings under the Credit Agreement, as amended hereby, and the Second Lien Term Loan Agreement to occur on the Effective Date, the Equity Contribution (as defined in Section 8(k) below) and the payment of fees, commissions and expenses in connection with each of the foregoing.

Section 2.                                          Other Definitional Provisions.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3.                                          Master Assignment.

(a)                                 Assignments.  For an agreed consideration, each Assignor hereby irrevocably and severally sells and assigns to each Assignee, without recourse and without representation or warranty other than as expressly provided herein, and each Assignee hereby irrevocably and severally purchases and assumes from each Assignor, subject to the terms hereof and of the Credit Agreement, (i) such percentage in and to all of such Assignor’s respective rights and obligations in its capacity as a Lender under the Credit Agreement (including, without limitation, such percentage interest in the Loans owing to such Assignor and such Assignor’s risk participation and funded participation in Letters of Credit existing as of the date hereof (prior to the effectiveness of this Agreement)) that would result in the Assignors and the Assignees having the respective Maximum Credit Amounts set forth on Annex I attached hereto, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above.  Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Agreement, without representation or warranty by any Assignor.  After giving effect to the sales and assignments pursuant to this Section 3 and after giving effect to the increase in the Borrowing Base set forth in Section 4 below, each Lender’s (including each Assignee’s) Maximum Credit Amount will be as set forth next to its name on Annex I attached hereto.

(b)                                 Representations and Warranties of Assignors.  Each Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the interests that it is assigning under clause (a) above, (B) such interests are free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (C) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (D) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Loan Document.

(c)                                  Representations and Warranties of Assignee.  Each Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement (if not already a Lender thereunder), (B) it meets all the requirements to be an assignee under Section 12.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.04 of the Credit Agreement), (C) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the interests assigned to it hereunder, shall have the obligations of a Lender thereunder, (D) it is sophisticated with respect to decisions to acquire assets of the type represented by the interests assigned to it hereunder and either it, or the person exercising discretion in making its decision to acquire the interests assigned to it hereunder, is experienced in acquiring assets of such type, (E) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the interests assigned to it hereunder, and (F) it has, independently and without reliance upon the Administrative Agent or any Assignor or any other Assignee and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to purchase the interests assigned to it hereunder; and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any Assignor or any other Assignee, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(d)                                 Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the interests assigned hereunder (including payments of principal, interest, fees and other amounts) to the relevant Assignors for amounts which have accrued to but excluding the Effective Date and to the relevant Assignees for amounts which have accrued from and after the Effective Date.  To the extent necessary, the Assignors and the Assignees shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of the assignments contemplated hereby directly between themselves.

(e)                                  Consents.  The Borrower, the Administrative Agent and the Issuing Bank hereby consent to the assignments made under this Section 3 to the New Lender.

Section 4.                                          Increase in the Borrowing Base.  Subject to the terms of this Agreement, as of the Effective Date, the Borrowing Base shall be increased to $490,000,000 and such Borrowing Base shall remain in effect at that level until the effective date of the next Borrowing Base redetermination made in accordance with the terms of the Credit Agreement, as amended hereby.  The parties hereto acknowledge and agree that the Borrowing Base redetermination set forth in this Section 4 shall be and be deemed to be an Interim Redetermination requested by the Borrower under Section 2.07(b) of the Credit Agreement.  Each Assignor’s and each Assignee’s Applicable Percentage of the resulting Borrowing Base, after giving effect to the assignments made pursuant to Section 3 above and the increase in the Borrowing Base set forth in this Section 4, is set forth in Annex II attached hereto.

Section 5.                                          Consent to Second Lien Increase.  Under Section 7.01(b) of the Intercreditor Agreement, the Second Lien Term Loan Documents may not be amended to, among other things, result in the aggregate principal amount of Debt issued thereunder exceeding $120,000,000.  The Lenders hereby consent to (a) the increase in the aggregate principal amount of Debt issued under the Second Lien Term Loan Agreement from $120,000,000 to $160,000,000 (the “Second Lien Increase”), provided that (i) 100% of the proceeds of the Second Lien Increase shall be applied to fund, in part, the Interim Note for the acquisition of the Subject

Assets and (ii) the Second Lien Increase shall be effected pursuant to the terms of the Second Lien Amendment (as defined in Section 8 below), and (b) the payment by the Borrower of fees (which may be paid in the form of original issue discount) in connection with the Second Lien Increase which are acceptable to the Arranger.  The consents by the Lenders described in this Section 5 are limited to the Second Lien Increase as described herein and the payment by the Borrower of fees in connection with the Second Lien Increase.  Each party hereto hereby (i) acknowledges that it has received a copy of the Intercreditor Amendment (as defined in Section 8 below), and (ii) consents to the amendments to the Intercreditor Agreement to be effected thereby.

Section 6.                                          Amendments to Credit Agreement.

(a)                                 Union Bank, N.A. and Credit Agricole Corporate and Investment Bank are each hereby awarded the title of “Co-Syndication Agent” and Capital One, National Association and JPMorgan Chase Bank, N.A. are each hereby awarded the title of “Co-Documentation Agent.”  Accordingly, the cover page of the Credit Agreement is hereby amended to state the following at the bottom thereof:

Union Bank, N.A. and Credit Agricole Corporate and Investment Bank

as Co-Syndication Agents

Capital One, National Association and JPMorgan Chase Bank, N.A.

as Co-Documentation Agents

(b)                                 Section 1.02 (Certain Defined Terms) of the Credit Agreement is hereby amended by adding the following new defined terms in alphabetical order:

“Annualized EBITDAX” means:

(a) as of December 31, 2012, the sum of (i) Chalker EBITDAX for the fiscal quarter then ending multiplied by four plus (ii) Non-Chalker EBITDAX for the period of four consecutive fiscal quarters then ending on such date;

(b) as of March 31, 2013, the sum of (i) Chalker EBITDAX for the period of two consecutive fiscal quarters then ending multiplied by two plus (ii) Non-Chalker EBITDAX for the period of four consecutive fiscal quarters then ending on such date; and

(c) as of June 30, 2013, the sum of (i) Chalker EBITDAX for the period of three consecutive fiscal quarters then ending multiplied by one and one-third plus (ii) Non-Chalker EBITDAX for the period of four consecutive fiscal quarters then ending on such date.

“Chalker Acquisition” means the acquisition by the Borrower, through the Interim Holder, of Oil and Gas Properties located in the State of Texas pursuant to the Chalker PSA.

“Chalker Assets” means the Oil and Gas Properties located in the State of Texas and acquired by the Borrower, through the Interim Holder, pursuant to the Chalker PSA.

“Chalker EBITDAX” means the portion of EBITDAX that is directly attributable to the Oil and Gas Properties acquired by the Borrower under the Chalker Acquisition.

“Chalker Like-Kind Exchange” means the reverse like-kind exchange under Section 1031 of the Code involving the purchase by the Borrower, through the Interim Holder, of the Chalker Assets.

“Chalker PSA” means that certain Purchase and Sale Agreement dated as of November 28, 2012 by and among Chalker Energy Partners III, LLC and certain other participating owners and the Borrower.

“Collateral Assignment of Mortgage” means the collateral assignment of mortgage made by the Borrower in favor of the Administrative Agent which encumbers the Borrower’s  right, title and interest in the Interim Mortgage.

“EPC” means EPC Exchange Corporation, a Washington corporation.

“Exchange Period” means the period commencing on the date on which the Interim Holder acquires the Chalker Assets and ending on the date on which the legal title to 100% of the Chalker Assets is transferred to any Credit Party; provided that, (a) at all times during such period (i) no Person other than the Interim Holder or a Credit Party shall hold the legal or the beneficial ownership of the Chalker Assets (other than as a result of a Disposition permitted under this Agreement) and (ii) all of the Chalker Assets shall be either (A) leased by the Borrower or a Credit Party or (B) subject to a management or operating agreement pursuant to which the Borrower or a Credit Party manages or operates such Chalker Assets, and (b) such period shall not exceed 180 days.

“Fifth Amendment Effective Date” means December 20, 2012.

“Fifth Amendment Specified Representations”: means (a) the representations made by any Seller (as defined in the Chalker PSA) in the Chalker PSA which are material to the interests of the Lenders but only to the extent that the Borrower has the right to terminate its obligations under the Chalker PSA as a result of a breach of such representations and (b) the representations and warranties set forth in Sections 7.01, 7.02, 7.03(b)(ii), 7.08, the last two sentences of 7.21, 7.22 and 7.23.

“Interim Holder” means Jones Panhandle Acquisition, LLC, a Delaware limited liability company and a single member, sole purpose entity and wholly owned subsidiary of EPC.

“Interim Mortgage” means the deed of trust, in substantially the same form as attached as Exhibit B to that certain Master Assignment, Agreement and Amendment No. 5 to Credit Agreement dated as of December 20. 2012 among the parties thereto which amends this Agreement, granted by the Interim Holder in favor of the Borrower and encumbering the Chalker Assets.

“Interim Note” means that certain secured promissory note dated December 20, 2012 made by the Interim Holder payable to the order of the Borrower in a principal amount no greater than the purchase price for the Chalker Assets purchased pursuant to the Chalker PSA.

“Non-Chalker EBITDAX” means EBITDAX minus the Chalker EBITDAX.

“Oil and Gas Properties of the Credit Parties” and “Oil and Gas Properties of any Credit Party” means (a) the Oil and Gas Properties owned by the Credit Parties or applicable Credit Party and (b) during the Exchange Period, the Chalker Assets owned by the Interim Holder.

(c)                                  Section 1.02 (Certain Defined Terms) of the Credit Agreement is hereby amended by deleting the defined terms “EBITDAX”, “Mortgaged Property” and “Total Leverage Ratio” in their entirety and replacing them with the following corresponding terms:

“EBITDAX” means, for any period, the sum of (a) Consolidated Net Income of the Borrower for such period, plus (b) the following expenses or charges, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period: (i) Interest Expense, (ii) income taxes, (iii) depreciation, depletion, amortization, exploration expenses, and intangible drilling costs, (iv) other noncash charges and (v) to the extent expensed and recognized in the applicable period, the transaction fees and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Second Lien Credit Agreement and the closing of the Acquisition and the Equity Investment, minus (c) all noncash income added to Consolidated Net Income; provided that, EBITDAX for any applicable period shall be calculated on a pro forma basis (with such calculation made in accordance with guidelines for pro forma presentations set forth by the SEC or as otherwise reasonably acceptable to the Administrative Agent) after giving effect to all acquisitions or Dispositions involving proved, developed, producing Oil and Gas Properties (including the acquisition or Dispositions of Equity Interests in any Person owning proved, developed, producing Oil and Gas Properties) made during such period (a “Subject Transaction”), as if such Subject Transaction was consummated on the first day of such period; provided, however, the Borrower shall not be required to calculate the pro forma effect of any Subject Transaction unless the aggregate purchase price of all Subject Transactions consummated during such period exceeds the Threshold Amount, as hereinafter defined.  For purposes of this definition: (A) “Threshold Amount” means the greater of 5% of the then effective Borrowing Base and $10,000,000, (B) in calculating the aggregate purchase price of all Subject Transactions, the purchase price of acquisitions and

Dispositions shall be aggregated and not netted, and (C) neither the Chalker Acquisition nor any other portion of the Chalker Like-Kind Exchange shall be considered a Subject Transaction and EBITDAX shall not be adjusted on pro forma basis as described above for any such transaction.

“Mortgaged Property” means (a) any Property owned by any Credit Party which is subject to the Liens existing and to exist under the terms of the Security Instruments and (b) during the Exchange Period, any portion of the Chalker Assets so long as (i) such asset is owned by the Interim Holder and is subject to the Liens existing under the Interim Mortgage and (ii) such Interim Mortgage is subject to the Liens existing under the Collateral Assignment of Mortgage.

“Total Leverage Ratio” means (a) as of each of December 31, 2012, March 31, 2013 and June 30, 2013, the ratio of (i) Total Debt as of such date to (ii) Annualized EBITDAX as of such date, and (b) as of the last day of each fiscal quarter ending after June 30, 2013, the ratio of (i) Total Debt as of such date to (ii) EBITDAX for the period of four consecutive fiscal quarters then ending on such date.

(d)                                 Section 2.07 (b) (Scheduled and Interim Redeterminations) of the Credit Agreement is hereby amended by replacing the first sentence found therein in its entirety with the following:

The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders (i) on March 1, 2013, and (ii) thereafter, on February 1 and August 1 of each year, commencing August 1, 2013.

(e)                                  Section 2.07(c) (Scheduled and Interim Redetermination Procedure) of the Credit Agreement is hereby amended by adding the following sentence as the penultimate sentence in clause (i) thereof:

Notwithstanding the foregoing, during the Exchange Period and provided that the Interim Holder is in compliance with Section 6.06 of the Interim Mortgage, the Chalker Assets may be considered in determining the Borrowing Base regardless of the fact that such Oil and Gas Properties would not, at such time, be owned by a Credit Party and subject to Lien directly in favor of the Administrative Agent.

(f)                                   Section 2.07 (c) (Scheduled and Interim Redetermination Procedure) of the Credit Agreement is hereby amended by replacing clause (ii) found therein in its entirety with the following:

(ii)                                The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                                in the case of a Scheduled Redetermination  (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the January 15th and July 15th of such year following the date of delivery (and on or before February 15, 2013 in the case of the Scheduled Redetermination scheduled to occur on March 1, 2013) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)                                in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(g)                                  Section 6.02 (Each Credit Event) of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

Section 6.02                            Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 (i)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable (A) in respect of Borrowings to occur on the Fifth Amendment Effective Date, no Event of Default shall have occurred and be continuing; provided that, the existence or non-existence of any Event of Default with respect to a breach of representations and warranties as of the Effective Date shall relate only to a breach of the Fifth Amendment Specified Representations, and (B) in respect of Borrowings occurring at times other than the Fifth Amendment Effective Date, no Default shall have occurred and be continuing.

(ii) With respect to the Loans made and/or Letters of Credit issued on the Fifth Amendment Effective Date, the Fifth Amendment Specified Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any such representation or warranty that already is qualified or modified by materiality in the text thereof) and (ii) with respect to any Borrowings made and/or Letters of Credit issued, amended, renewed or extended before or after the Fifth Amendment Effective Date, the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of  the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except, in each case, to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(b)                                 The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a).    Notwithstanding anything herein to the contrary, even though the making of representations and warranties that are not Fifth Amendment Specified Representations is not a condition to the Borrowings made on the Fifth Amendment Effective Date, the Borrower shall be deemed to have made all the representations and warranties contained in this Agreement in connection with such Borrowings, and the making of the Loans comprising such Borrowings by the Lenders shall not constitute a waiver by the Lenders of any Event of Default that occurs by reason of breach of any such representation and warranty.

(h)                                 Section 8.12 (Reserve Reports) of the Credit Agreement is hereby amended by replacing clause (a) in its entirety with the following:

(a)                                 On or before (i) February 10, 2013 and (ii) thereafter, January 10 and July 10 of each year, commencing July 10, 2013, the Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) a Reserve Report evaluating the Oil and Gas Properties of the Credit Parties as of January 1 or July 1, as applicable, of such year.  The Reserve Report to be delivered on or before January 10 (or such later date as provided above) of each year (and on February 10, 2013) shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report to be delivered on or before July 10 (or such later date as provided above) of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

(i)                                     Section 8.12 (Reserve Reports) of the Credit Agreement is hereby further amended by replacing clause (c) in its entirety with the following:

With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) a certificate from a Responsible Officer certifying that, in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct (it being understood that projections concerning volumes and production and cost estimates contained in such report are necessarily based upon professional opinions, estimates and projections upon which such Person is relying when making such certifications), (ii) the Borrower, the Guarantors and, during the Exchange Period, the Interim Holder, own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03 (subject to receipt of assignments from ExxonMobil under farmout agreements which are not more than twelve months past first production and subject to receipt of assignments from all other farmors under farmout agreements which are not more than six months past first production), (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower, the Interim Holder or any of the Guarantors to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and that the Engineered Value of such Oil and Gas Properties represents at least 80% (by value) of all Oil and Gas Properties of the Credit Parties evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate and (vii) attached to the certificate is a list of all farmout agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report prior to the Reserve Report attached to such certificate. Promptly after the request of the Administrative Agent, the Borrower will deliver to the Administrative Agent true and correct copies of any Material Farmout Agreement listed on the certificate described in the immediately preceding sentence.

(j)            Section 9.05 (Investments, Loans and Advances) of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (q), (ii) replacing the period at the end of clause (r) with a semicolon and the word “and”, and (iii) adding the following new clause (s) to the end of such Section 9.05:

(s)            the loan made by the Borrower to the Interim Holder and evidenced by the Interim Note to fund the acquisition by the Interim Holder of the Chalker Assets as part of the Chalker Like-Kind Exchange.

(k)           Article IX (Negative Covenants) of the Credit Agreement is hereby amended by adding the following new Section 9.20 to the end thereof:

Section 9.20.        Interim Holder; Chalker Assets.  Notwithstanding anything herein to the contrary, (a) the Borrower shall not create, assume, incur, or suffer or permit to exist, any Lien on or in respect of any Property of the Interim Holder during the Exchange Period other than (i) Excepted Liens, and (ii) Liens created pursuant to the Interim Mortgage, (b) the Borrower shall prohibit the Interim Holder, through covenants set forth in the Interim Mortgage, from incurring any Debt or encumbering the Chalker Assets with any Liens other than (i) Excepted Liens and (ii) Liens created pursuant to the Interim Mortgage, (c) the Borrower shall not amend, supplement, restate or otherwise modify the Interim Mortgage in any manner without the prior written consent of the Administrative Agent, (d) the Borrower shall, and shall cause the applicable Credit Party to, operate and maintain the Chalker Assets in accordance with the requirements set forth in this Agreement as if such Chalker Assets were owned directly by a Credit Party, including  in compliance with Sections 8.04, 8.06, 8.07, 8.09, 8.10, 9.10. 9.12, 9.14, 9.16, 9.17, and 9.18 of this Agreement, and (e) if any Event of Default or a Borrowing Base Deficiency has occurred and is continuing, then at the request of the Administrative Agent and within 5 Business Days after such request has been made (or such later date as may reasonably be acceptable to the Administrative Agent) (the “Request Period”), the Borrower shall (i) terminate the Exchange Period, (ii) either (x) purchase all of the Equity Interests of the Interim Holder for an aggregate purchase price of no more than $500 and comply with Section 8.14(b) above but only to the extent the Interim Holder is a Subsidiary of the Borrower at the end of such Request Period or (y) purchase all of the Chalker Assets from the Interim Holder for an aggregate purchase price of no more than $500, and (iii) execute and deliver a deed of trust in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, encumbering such Chalker Assets (or if such Chalker Assets are held by a Subsidiary, cause such Subsidiary to execute and deliver such deed of trust).  For the avoidance of doubt, if the Interim Holder is a Subsidiary as a result of actions required under the preceding clause (x), the Borrower shall comply with the requirements in Section 8.14(b) as to the Interim Holder within the Request Period rather than the 15 day period provided under Section 8.14(b).

(l)            Section 10.01 (Events of Default) of the Credit Agreement is hereby amended by adding the following new clause (q) to the end thereof:

(q)           At any time during the Exchange Period, (i) the Interim Holder or any Credit Party ceases to own the Chalker Assets (other than as a Disposition permitted under this Agreement), or (ii) any Mortgage Default under, and as defined in, the Interim Mortgage has occurred.

(m)          Section 11.11 (The Arranger) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

Section 11.11 The Arranger; Other Agents.  Neither the Arranger nor any of the Co-Syndication Agents nor any of the Co-Documentation Agents identified on the cover page to this Agreement shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their respective duties, responsibilities and liabilities in their respective capacities as a Lender hereunder.

(n)           The Credit Agreement is hereby further amended by deleting Annex I (List of Maximum Credit Amounts) attached thereto and replacing it with the Annex I (List of Maximum Credit Amounts) attached hereto.

(o)           The Credit Agreement is hereby further amended by deleting Exhibit D — Form of Compliance Certificate attached thereto and replacing it with the Exhibit D — Form of Compliance Certificate attached hereto as Exhibit D.

Section 7.              Credit Parties Representations and Warranties.  Each Credit Party represents and warrants that: (a) after giving effect to this Agreement, the Fifth Amendment Specified Representations are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any such representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date; (b) after giving effect to this Agreement, no Event of Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the limited liability company power and authority of such Credit Party and have been duly authorized by appropriate limited liability company action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; (f) the Liens under the Security Instruments are valid and subsisting and secure the Indebtedness (as such Indebtedness may be increased as a result of the transactions contemplated hereby); and (g) no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and that are, or on the Effective Date will be, in full force and effect) is required for the incurrence of the Second Lien Increase by the Borrower or for the due execution, delivery and/or performance by each Credit Party of the Second Lien Term Loan Documents to be executed by such Credit Party in connection with the Second Lien Increase.

Section 8.              Conditions to Effectiveness.  This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent:

(a)           The Administrative Agent shall have received:

(i)            multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent, the Assignors, the Existing Lender Assignees and the New Lender;

(ii)           a copy of the fully executed Agreement and Amendment No. 5 to the Second Lien Term Loan Agreement (“Second Lien Amendment”) which amends the corresponding provisions therein in the same manner as the provisions of the Credit Agreement are being amended pursuant to this Agreement and which provides for the Second Lien Increase and the incurrence thereof, in substantially the same form as attached hereto as Exhibit A;

(iii)          a copy of the fully executed Amendment No. 2 to Intercreditor Agreement (the “Intercreditor Amendment”) in substantially the same form as attached hereto as Exhibit C;

(iv)          executed original Notes, if any, requested by the Lenders made by the Borrower payable to such requesting Lenders in the amount of such Lenders’ respective Maximum Credit Amounts after giving effect to the transactions contemplated hereby;

(v)           executed and notarized new mortgages or deeds of trust or supplements to existing mortgages or deeds of trust covering additional Oil and Gas Properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, to the extent necessary to cause the Administrative Agent to have a first priority, perfected Lien (subject only to Liens permitted under Section 9.03 of the Credit Agreement) on at least 80% of the Engineered Value of the Oil and Gas Properties evaluated in the Reserve Reports most recently delivered to the Administrative Agent (taking into account the Subject Assets);

(vi)          a certificate, dated as of the Effective Date, duly executed and delivered by the Borrower’s and each Guarantor’s Secretary or Assistant Secretary as to (A) no change in the officers’ incumbency delivered in connection with the closing of Agreement and Amendment No. 4 to Credit Agreement dated as of November 5, 2012 (“Amendment No. 4”) among the Credit Parties, the Administrative Agent and certain of the Lenders, which amended the Credit Agreement, (B) no change in authorizing resolutions delivered in connection with the closing of Amendment No. 4, and (C) no change in organizational documents delivered in connection with the closing of Amendment No. 4 or, if any such changes have occurred, attaching new incumbency certificates, authorizing resolutions and/or organizational documents, as they case may be;

(vii)         the original, executed Interim Note with a duly executed endorsement in favor of the Administrative Agent and in form and substance satisfactory to the Administrative Agent;

(viii)        a true and complete copy of the following certified as such by the Borrower: (a) the pledge agreement pursuant to which EPC grants a security interest in the Equity Interests of the Interim Holder to the Borrower, the terms of which include a consent by EPC of the pledge by the Borrower of the Interim Note and any and all Liens securing the Interim Holder’s obligations under the Interim Note to the Administrative Agent under the existing Security Instruments, (b) the Qualified Exchange Accommodation Agreement dated on or about the Effective Date among the Borrower, EPC Exchange Corporation (“EPC”) and the Interim Holder (the “QEAA”), and (c) the Interim Mortgage (as defined in Section 6(a) above);

(ix)          a true and complete copy of the Subject PSA certified as such by the Borrower;

(x)           certificates of existence and good standing for the Borrower in its state of organization, which certificates shall be dated a date not sooner than 30 days prior to Effective Date;

(xi)          a certificate, dated as of the Effective Date, duly executed and delivered by a Responsible Officer of the Borrower as to governmental approvals, if any, with respect to this Agreement;

(xii)         an opinion of Baker Botts L.L.P., counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(xiii)        a solvency certificate by the chief financial officer of the Borrower with respect to the Borrower and its Subsidiaries after giving pro forma effect to the Subject Acquisition Transactions, confirming the solvency of the Borrower and its Subsidiaries, taken as a whole; and

(xiv)        the collateral assignment of mortgage in form and substance reasonably satisfactory to the Administrative Agent which encumbers the Borrower’s rights in the Interim Mortgage.

(b)           The Administrative Agent shall have received evidence satisfactory to it that conditions precedent and all other actions necessary for the Second Lien Increase to be funded under the Second Lien Credit Agreement, as amended by the Second Lien Amendment, have been met or have occurred (other than the consents and agreements provided under this Agreement).

(c)           The Administrative Agent shall have received such title information as the Administrative Agent may reasonably require setting forth the status of title to at least 80% of the Engineered Value of the Oil and Gas Properties evaluated in the Reserve Reports most recently delivered to the Administrative Agent (taking into account the Subject Assets).

(d)           Arrangements satisfactory to the Agent shall have been made for the termination and release of all Liens encumbering the Subject Assets (other than Excepted Liens but excluding judgment Liens).

(e)           The Subject Acquisition shall have been, or shall contemporaneously with the Effective Date be, consummated substantially pursuant to the terms of the Subject PSA for a cash purchase price of $250,000,000 (subject to adjustments as set forth in the Subject PSA).

(f)            The representations and warranties in this Agreement shall be true and correct in all material respects.

(g)           To the extent requested by any Lender at least three Business Days prior to the Effective Date, the Credit Parties shall have provided the documentation and other information to such Lender that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)); provided that, if any Credit Party has revised its name, ownership structure, tax identification number or such other information required by regulatory authorities to be confirmed under the foregoing rules and regulations within three Business Days prior to the Effective Date, then the Credit Parties shall have provided such revised information to the Lenders prior to the Effective Date, or if acceptable to the Lenders, on the Effective Date.

(h)           The Borrower shall have paid all fees required to be paid on the closing of this Agreement as set forth in that certain fee letter dated November 28, 2012 among the Borrower, the Arranger, the Administrative Agent and Wells Fargo Energy Capital, Inc., as administrative agent under the Second Lien Term Loan Agreement (the “Second Lien Administrative Agent”).

(i)            The Administrative Agent shall have received, to the extent requested by the Administrative Agent, (i) pro forma consolidated financial statements (to the extent available), production volume (prepared on a monthly basis) and revenue information (prepared on a monthly basis) for the Borrower and its Subsidiaries for the four-quarter period most recently ended prior to the Effective Date for which financial statements are available giving pro forma effect to the Subject Acquisition Transactions and a pro forma balance sheet of the Borrower and its Subsidiaries as of the Effective Date giving pro forma effect to the Subject Acquisition Transactions, and (ii)  projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries, which will be prepared on a quarterly basis for the first year after the Effective Date and annually thereafter through the Maturity Date.

(j)            The sum of (i) the pro forma Availability on the Effective Date after giving effect to the Subject Acquisition Transactions, plus (ii) readily and immediately available cash held in deposit accounts of any Credit Party (other than the Cash Collateral Account); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than (A) Liens in favor of the Administrative Agent and the Second Lien Administrative Agent and (B) a Lien in favor of the depositary institution holding such deposit accounts arising solely by virtue of such depositary institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only such deposit accounts, plus (iii) the amount of earnest money deposited and held in the Escrow Account, as defined in and held pursuant to, the Chalker PSA, shall be equal to or greater than $40,000,000.

(k)           One or more of the Permitted Investors and/or other equity investors reasonably acceptable to the Arranger shall have made equity investments in the Borrower (which equity investments (A) are not subject to (and could not be at the request of the holders thereof or otherwise be subject to) mandatory sinking fund payments, mandatory dividends, redemptions at the option of the holder or other similar mandatory payment obligations and (B) do not permit such equity investments to be converted into indebtedness, except in each case upon the occurrence of a change of control pursuant to customary terms and/or to the extent that such payments are to be made at least six months after the maturity date of the Second Lien Term Loan Agreement) on the Effective Date in cash, in an aggregate amount of not less than $85,000,000.

(l)            (i) Since December 31, 2011, neither a Material Adverse Effect nor a Material Adverse Effect (as defined in the Second Lien Term Loan Agreement) shall have occurred, and (ii) since the “as of” date for the reserve report delivered to the Arranger covering the Subject Assets for purposes of determining the Borrowing Base as increased under Section 4 above, (A) no material adverse change in the Acquired Assets, taken as a whole, has occurred and (B) no material adverse effect on the ability of the Sellers, the Borrower or any subsidiary thereof to produce, transport and process hydrocarbons from the Acquired Assets, taken as a whole, has occurred.

(m)          The Borrower shall have entered into the hedges as detailed in Schedule I attached hereto for such volumes, periods and prices set forth therein.

Section 9.              Acknowledgments and Agreements.

(a)           The Borrower acknowledges that on the date hereof all outstanding Indebtedness is payable in accordance with its terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

(b)           The Administrative Agent, the Issuing Bank, and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents, as amended hereby.  Except as expressly set forth herein, this Agreement shall not constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, as amended hereby, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, as amended hereby, (iii) any rights or remedies of the Administrative Agent, the Issuing Bank, or any Lender with respect to the Loan Documents, as amended hereby, or (iv) the rights of the Administrative Agent, the Issuing Bank, or any Lender to collect the full amounts owing to them under the Loan Documents, as amended hereby.

(c)           The Borrower, each Guarantor, the Administrative Agent, the Issuing Bank and each Lender do hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and each Guarantor acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, the Guarantee and Collateral Agreement and the other Loan Documents are not impaired in any respect by this Agreement.

(d)           From and after the Effective Date, all references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement, as amended by this Agreement.  This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.

(e)           The Lenders and the Borrower hereby agree that, in the event that (A) the Borrowing Base is reduced as a result of the sale of Relinquished Properties (as defined in the QEAA) during the Exchange Period and (B) the Borrowing Base is subsequently increased at the next Scheduled Redetermination (the “Subsequent BB Increase”), then any Borrowing Base increase fee to be charged in connection with such Subsequent BB Increase shall apply only to the incremental increase, if any, above $490,000,000.

Section 10.            Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guarantee and Collateral Agreement are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations (as defined in the Guarantee and Collateral Agreement), as such Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under the Guarantee and Collateral Agreement in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 11.            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile or PDF electronic mail signature, and all such signatures shall be effective as originals.

Section 12.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 13.            Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 14.            Governing Law.  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 15.            Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER

HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	JONES ENERGY HOLDINGS, LLC

By:
Jonny Jones
Chief Executive Officer

GUARANTORS:	JONES ENERGY LIMITED, LLC
NOSLEY ASSETS, LLC

Each by:
Craig Fleming
Executive Vice President and Chief
Financial Officer

Signature Page to

Master Assignment, Agreement and Amendment No. 5 to Credit Agreement

(Jones Energy Holdings, LLC)

ADMINISTRATIVE AGENT/

LENDER/ASSIGNOR:

WELLS FARGO BANK, N.A.,
as the Administrative Agent, a Lender and an Assignor

By:
Paul Squires
Director

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNOR:	CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNOR:	UNION BANK, N.A.

By:
Haylee Dallas
Vice President

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNEE:	CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK

By:
Name:
Title:

By:
Name:
Title:

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNEE:	JPMORGAN CHASE BANK, N.A.

By:
Ryan Aman
Authorized Officer

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNOR:	TORONTO DOMINION (NEW YORK) LLC

By:
Name:
Title:

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNEE:	COMERICA BANK

By:
Name:
Title:

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER/ASSIGNEE:	SUNTRUST BANK

By:
Name:
Title:

Signature Page to

Master Assignment, Agreement and Amendment No.5 to Credit Agreement

(Jones Energy Holdings, LLC)

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, N.A.	19.3877551%	$193,877,551.00
Capital One, National Association	13.2653061%	$132,653,061.00
Union Bank, N.A.	13.2653061%	$132,653,061.00
Credit Agricole Corporate and Investment Bank	13.2653061%	$132,653,061.00
JPMorgan Chase Bank, N.A.	13.2653061%	$132,653,061.00
Toronto Dominion (New York) LLC	9.1836735%	$91,836,735.00
Comerica Bank	9.1836735%	$91,836,735.00
SunTrust Bank	9.1836735%	$91,836,735.00
TOTAL	100.000000000%	$1,000,000,000.00

ANNEX II

BORROWING BASE AS OF DECEMBER 20, 2012*

Name of Lender	Applicable Percentage	Applicable Percentage of the Borrowing Base
Wells Fargo Bank, N.A.	19.3877551%	$95,000,000.00
Capital One, National Association	13.2653061%	$65,000,000.00
Union Bank, N.A.	13.2653061%	$65,000,000.00
Credit Agricole Corporate and Investment Bank	13.2653061%	$65,000,000.00
JPMorgan Chase Bank, N.A.	13.2653061%	$65,000,000.00
Toronto Dominion (New York) LLC	9.1836735%	$45,000,000.00
Comerica Bank	9.1836735%	$45,000,000.00
SunTrust Bank	9.1836735%	$45,000,000.00
TOTAL	100.0000000%	$490,000,000.00

*Borrowing Base is subject to redetermination pursuant to the terms of the Credit Agreement, as amended.

EXHIBIT A

Second Lien Amendment

[See attached.]

EXHIBIT B

Form of Interim Mortgage

[See attached.]

Exhibit C

Form of Intercreditor Amendment

[See attached.]

EXHIBIT D

Form of Compliance Certificate

[See attached.]

Schedule I

Required Hedges

						‘13-’17
	2013E	2014E	2015E	2016E	2017E	Total
Crude Oil
Required Minimum Hedge Volume (Mbbl)	644	640	362	177	134	1,956
Required Minimum Price Per Bbl	$88.77	$88.85	$87.81	$86.96	$86.96

Natural Gas
Required Minimum Hedge Volume (MMcf)	2,425	2,981	2,014	1,161	942	9,522
Required Minimum Price Per Mcf	$3.94	$4.20	$4.34	$4.52	$4.52

NGLs
Required Minimum Hedge Volume (Mbbl)	380	470	318	183	148	1,499
Required Minimum Price Per Bbl	$27.52	$27.54	$27.24	$26.96	$26.96